UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

December 10, 2020
Date of Report (date of earliest event reported)
DROPBOX, INC.
(Exact name of Registrant as specified in its charter)

Delaware	001-38434	26-0138832
(State or other jurisdiction of incorporation)	(Commission File Number)	(I. R. S. Employer Identification No.)

1800 Owens St.
San Francisco, California 94158
(Address of principal executive offices)
(415) 857-6800
(Registrant’s telephone number, including area code)
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Class A Common Stock, par value $0.00001 per share	DBX	The NASDAQ Stock Market LLC
(Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 - Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) Departure of Director

On December 10, 2020, R. Bryan Schreier resigned as a member of the Board of Directors (the “Board”) of Dropbox, Inc. (the “Company”). Mr. Schreier’s resignation as a director was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

“Bryan and the Sequoia team have been instrumental to our success,” said Dropbox Co-founder and Chief Executive Officer Drew Houston. “Bryan was an early believer in Dropbox as one of our first investors and board members. Now, more than a decade later, he’s become much more — a partner, trusted advisor, and friend. He's supported us through all of our major milestones, from our first million users to our IPO. I’m grateful to Bryan and Sequoia for their belief in Dropbox over the last 13 years, and for their support on our journey.”

“It’s been an incredible privilege to work with Drew and be a part of the Dropbox story,” said Mr. Schreier. “From the moment I took my seat on the Board nearly 12 years ago, I knew what a special company Dropbox was and I’m proud of how much we’ve accomplished together. Teamwork and partnership are key parts of Sequoia’s ethos, and our relationship with Dropbox for over a decade is a prime example of those values at work. I’ll continue to be a true believer in the company’s mission and its future as it leads the remote work revolution.”

(d) Election of Director

On December 10, 2020, the Board appointed Michael Seibel to serve as a member of the Board and the Compensation Committee of the Board.

“I’m excited to welcome Michael to our Board,” said Mr. Houston. “I've known him for many years, and have always been impressed by his career as an accomplished entrepreneur, investor, and respected advisor for hundreds of companies. His deep connection to innovation at YC and fresh perspective will be invaluable as we launch new products for millions of Dropbox users.”

“I’m a longtime fan of Dropbox and am thrilled to join the Board,” said Mr. Seibel. “As one of the product’s earliest users back in 2007, it was clear to me that Dropbox would be transformative for the SaaS industry. Today, the company meets an even bigger opportunity. I’ve seen firsthand the impact Dropbox’s success has had on the next generation of YC companies as distributed work becomes the new normal, and I believe there’s so much more technology can do to improve that experience. I’m looking forward to helping Dropbox as it builds products for this new future.”

There are no arrangements or understandings between Mr. Seibel and any other person, in each case, pursuant to which Mr. Seibel was appointed to serve on the Board. There are no family relationships between Mr. Seibel and any other director or executive officer of the Company and there have been no transactions between Mr. Seibel and the Company in the last fiscal year, and none are currently proposed, that would require disclosure under Item 404(a) of Regulation S-K.

Mr. Seibel will receive the standard compensation available to the Company’s current non-employee directors, which is discussed in the Company’s Proxy Statement filed with the Securities and Exchange Commission (“SEC”) on April 7, 2020. In accordance with the Company’s customary practice, the Company will also enter into its standard form of indemnification agreement with Mr. Seibel, which agreement is filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-223182) filed with the SEC on February 23, 2018.

A copy of the blog post announcing Mr. Seibel’s appointment to the Board is attached hereto as Exhibit 99.1. The information in the blog post will not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor will it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits:

Exhibit No.	Exhibit Description
99.1	Blog post published by Dropbox, Inc. on December 15, 2020

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2020

Dropbox, Inc.
/s/ Bart Volkmer
Bart Volkmer
Chief Legal Officer